Exhibit 99.1

FOR IMMEDIATE RELEASE

February 13, 2006

Contacts:

Investors & Analysts		Media
Roger Mann	(330) 438-1118	Sandy Upperman	(330) 438-4858

Investors & Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier-Ball	(614) 480-5413
Susan Stuart	(614) 480-3878	Maureen Brown	(614) 480-4588

UNIZAN FINANCIAL CORP. DECLARES SPECIAL DIVIDEND

CANTON, Ohio – Unizan Financial Corp. (NASDAQ: UNIZ) today declared a special dividend to Unizan common shareholders of $0.4253 per common share. This dividend will be paid on March 2, 2006, to Unizan shareholders of record at the close of trading on February 23, 2006.

This special dividend is in accordance with the terms of the amended merger agreement announced November 11, 2004, with Columbus-Ohio based Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com). The merger with Huntington is targeted to close on March 1, 2006.

Under the terms of the amended merger agreement, Unizan shareholders are entitled to receive a one-time special cash dividend in an amount equal to the difference between any dividends declared by Huntington, adjusted for the exchange ratio of 1.1424 shares of Huntington common stock for each share of Unizan common stock, and those declared by Unizan, from and after January 1, 2005, and with a record date prior to the completion of the merger.

Unizan shareholders that remain Huntington shareholders of record as of March 17, 2006, would be eligible to receive the $0.25 per common share dividend declared by Huntington on January 18, 2006, payable April 3, 2006. That dividend does not qualify for this one-time special cash dividend treatment as the record date is after the targeted closing date.

As previously announced, this dividend will be paid in cash only, as the Unizan Dividend Reinvestment Plan was suspended effective January 26, 2006.

About Unizan

Unizan Financial Corp., a $2.4 billion holding company, is a financial services organization headquartered in Canton, Ohio. The company operates 42 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, internet banking and wealth management products and services. Additionally, the company operates government guaranteed loan programs through its business lending centers in Cincinnati, Cleveland, Columbus and Dayton, Ohio; Detroit, Michigan; Mt. Arlington, New Jersey and Indianapolis, Indiana. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.

About Huntington

Huntington Bancshares Incorporated is a $33 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

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